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                                                                   Exhibit 10.39

                       DOVEBID VALUATION SERVICES, INC.
                            1241 E. Hillsdale Blvd.
                            Foster City, CA  94404
                                (650) 571-7400

March 24, 2000


David Levy
21415 Civic Center Drive
Southfield, Michigan  48076

Re:  Employment Agreement
     --------------------

Dear David:

     On behalf of DoveBid Valuation Services, Inc. ("DoveBid"), I am pleased and delighted to confirm the terms of our agreement for you to become a full-time DoveBid employee (this "Agreement"). DoveBid, Inc., a Delaware corporation ("Parent") irrevocably and unconditionally guarantees the obligations of DoveBid under this letter.

     Your title and position with DoveBid initially will be Executive Vice President of DoveBid's Appraisal Services business and you will serve as the Co-Chair of the Valuation Committee. Your duties will be as assigned by DoveBid's President, or his or her designee. Your employment will commence on March 24, 2000.

     So long as you remain employed by DoveBid, you will be provided with notices of, and be entitled to attend as an observer, all meetings of Parent's Board of Directors and the Executive Committee of Parent (the "Board"); provided, however, that Parent reserves the right to exclude you from any Board meeting or portion thereof, and/or deny you access to any material, if the Board determines in good faith that your attendance at such meeting or access to such material could adversely affect either DoveBid or Parent whether by way of adversely affecting the attorney-client privilege between Parent or DoveBid and its counsel, compromising the disclosure of confidential information of either DoveBid or Parent or otherwise. You agree to keep all materials and information learned as a result of your attendance at any Board meeting strictly confidential regardless of whether you are employed by DoveBid.

     Your initial salary will be $225,000 per year, which will be paid in accordance with DoveBid's normal payroll procedures. All payments to you will be subject to legally required withholding. It is DoveBid's policy to review and adjust compensation levels periodically.

     You will also be eligible for a guaranteed year-end bonus of $100,000. In addition to your salary, you will be eligible to participate in the employee benefits generally made available to our full-time employees from time to time. At the present time, those benefits include health and dental insurance, life insurance, vacation and sick pay in accordance with applicable benefit plans and DoveBid's written policies, as they may be amended from time to time in DoveBid's discretion.

     Subject to approval by the Board of Directors of DoveBid, Inc., we are also pleased to
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confirm that your compensation package will include a stock option for 200,000 shares of DoveBid, Inc.'s common stock with an exercise price per share equal to a share's fair market value on the date of grant, which will be an incentive stock option to the extent permitted by law. Your stock options will be subject to the terms of DoveBid, Inc.'s 1999 Stock Option Plan (the Plan includes vesting restrictions, restrictions on exercise and restrictions on transfer of shares) and will be conditioned on your execution of a Stock Option Agreement related to your options.

     As a condition of your employment, you will be expected to comply with all of DoveBid's policies and procedures, as may be modified from time to time in DoveBid's discretion (including our policies protecting other employees against discrimination and sexual harassment). Please refer to DoveBid's Employee Handbook for details regarding those policies and procedures. Also, you will execute DoveBid's Employee Confidentiality and Proprietary Information Agreement, a copy of which is attached.

     You will devote your best efforts to the performance of your job for DoveBid. During the term of your employment by DoveBid, you will devote your full time and attention to the business of DoveBid, as directed by DoveBid, and will not, without DoveBid's prior written consent, engage in any other business activity that would interfere with the performance of your job with DoveBid (except that you may (i) hold an ownership interest in Levy/Latham, LLC, a Delaware limited liability company ("Levy Latham") and may have high level executive management responsibilities to Levy Latham and attend high level executive management meetings (so long as such responsibilities and activities do not interfere or conflict with your duties as an employee of DoveBid (or any subsidiary of DoveBid) or compete with the current business of DoveBid; provided that if DoveBid determines in its reasonable discretion that the business of Levy Latham competes with DoveBid, then you agree to divest your ownership interest in Levy Latham within a reasonable time of such determination, and you further agree that if such divestiture has not been completed within 90 days of the determination then you will cease all management participation in Levy Latham, (ii) hold that certain Warrant to Purchase Common Stock originally issued to Norman Levy Associates, Inc. under that certain Strategic Alliance Agreement dated as of February 28, 2000 by and between the Company and TradeOut.com, Inc. or any shares issued thereunder, and (iii) own less than one percent (1%) of the publicly traded securities of a public company). In particular and except as provided in the preceding sentence, during the term of your employment by DoveBid, you will not engage in any business competing with that of DoveBid, nor support (by way of investment or otherwise) any activity that is competitive with DoveBid's business or poses a conflict of interest with
DoveBid's business.   You will disclose to the Company in writing any other
employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

     This Agreement will have a four year term. Upon termination of your employment by you or DoveBid at any time and for any reason, you will be entitled to receive the salary and other benefits set forth in this letter through the date of such termination of employment. If your employment is terminated by DoveBid without Cause (as defined below), or if you terminate your employment for Good Reason (as defined below), during the term of this Agreement, you will also be entitled to receive severance compensation equal to six months of base salary and a pro rata portion of your guaranteed bonus (based on the number of months you were employed
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during the year of such termination) payable upon such termination of employment. Other than as provided in this paragraph and by law, on termination of employment you will not be entitled to receive any other payment, compensation or other benefits.

     For purposes of this Agreement, "Cause" means: (a) your material breach of this Agreement (except for breaches concerning the performance of Employee's duties of his employment, which are covered by clause (b) below) or your Employee Confidentiality and Proprietary Information Agreement, or your failure or refusal to comply in any material respect with DoveBid's material policies and procedures, (b) your gross negligence in the performance of, or your willful failure or refusal to perform, the material duties of your employment, if, within ten (10) business days following notice to you from DoveBid describing such gross negligence, failure or refusal, you fail to correct such behavior, provided it reasonably can be corrected within such time, or (c) your commission of a felony (other than a felony involving the operation of an automobile), or any fraudulent or unlawful act which is detrimental to the reputation of DoveBid, or any act or attempt to intentionally injure DoveBid, including your theft or embezzlement of DoveBid's assets or proprietary information; provided that in the case of clause (c), if you are ultimately exonerated of the act which gave rise to such termination, you shall be reinstated in your position of employment. For purposes of this Agreement, "Good Reason" means: (a) a reduction in your base salary or guaranteed bonus, without your prior consent, other than reductions in salary of up to 5% which occur on a company-wide basis and which do not adversely affect you materially more than DoveBid's other employees generally, or (b) a requirement by DoveBid that you relocate your principal location of employment more than 30 miles from its current location, without your prior consent, or (c) Robert Levy's employment with the Company is terminated by the Company without "Cause" or by Robert Levy for "Good Reason."

     In the event of a dispute between DoveBid and you arising out of your employment or the termination of your employment, we each agree to submit our dispute to binding arbitration in accordance with the Employment Dispute Resolutions Rules of the American Arbitration Association. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment to the fullest extent permitted by law. While this Agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.) to the fullest extent permitted by law, it is not applicable to your rights under the California Workers' Compensation Law, which are governed under the special provisions of that law, or to enforcement of the attached agreement concerning confidential information and ownership of inventions. This Agreement shall be governed by California law, without regard to conflicts of law principles.

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     We are very excited about your joining us.  Please sign and return a copy of this letter and the attached Employee Confidentiality and Proprietary Information Agreement, keeping a copy of each for your records. The terms set forth in this Agreement are intended to supersede all prior agreements, undertakings and representations concerning the subject matter of this letter.

     We look forward to you becoming a member of our team!

                                  Sincerely,

                                  DoveBid Valuation Services, Inc.


                                    /s/ Anthony Capobianco
                                  ----------------------------------
                                  Anthony Capobianco
                                  Vice President and General Counsel



I understand and agree to the above terms.

/s/ David Levy
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David Levy


Acknowledged and Agreed:

DoveBid, Inc.



By: /s/ Anthony Capobianco
   --------------------------------------
Name: Anthony Capobianco
Title: Vice President and General Counsel